Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Alpha Cognition Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value issuable upon the exercise of the Warrants, to be sold by the Selling Stockholders	457(g)	2,375,735	$7.52	(2)	$17,856,527	0.00015310	2,733.83
	Total Offering Amounts						$17,856,527	0.00015310	$2,733.83
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$--
	Net Fees Due								$2,733.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby an additional indeterminate number of shares of the Registrant’s common stock, $0.001 par value per share, as may become issuable to the selling stockholders as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(2)	Pursuant to Rule 457(g), reflects the shares of Common Stock that may be issued upon exercise of outstanding Warrants, for a weighted average exercise price $7.52 per share of Common Stock.